Exhibit J



                                FILING AGREEMENT


         Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, the undersigned hereby agree to the filing of this amendment to the Statement on Schedule 13D on behalf of SBC Communications Inc., a Delaware corporation, SBC International, Inc., a Delaware corporation and Southwestern Bell International Holdings (UK-1) Corporation, a Delaware corporation.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Dated:  November 12, 1998
                                            SBC COMMUNICATIONS INC.


                                            By: /s/ Donald E. Kiernan
                                               --------------------------------
                                               Name:  Donald E. Kiernan
                                               Title: Senior Vice President,
                                                      Treasurer and Chief
                                                      Financial Officer

                                            SOUTHWESTERN BELL
                                            INTERNATIONAL HOLDINGS (UK-1)
                                            CORPORATION


                                            By:   /s/ Rogert W. Wohlert
                                               --------------------------------
                                               Name:  Roger W. Wohlert
                                               Title: Treasurer

                                                                      Schedule A


                       OPEN MARKET TRANSACTIONS BY SBUK-1
                       EFFECTING SALES OF ORDINARY SHARES

         Sales of Ordinary Shares effected by SBUK-1 since the last amendment to the 13D, other than sales of Ordinary Shares pursuant to the MediaOne Transaction, are set forth below for each date on which sales occurred. All such sales were open market sales of Ordinary Shares on the London Stock Exchange.

Date              Number of Ordinary            Approximate Average Net
----              Shares Sold                   Price Per Ordinary Share
                  -----------                   ------------------------

09/24/98           1,657,500                    $2.355

09/24/98           1,500,000                    $2.340

09/30/98            800,000                     $2.292

10/30/98          10,000,000                    $2.257








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